Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3, No. 333-55882, No. 333-92957, No. 333-48161 and No. 333-108786) and related prospectus of Parkway Properties, Inc., the Registration Statements (Forms S-8 on Form S-3, No. 333-88861 and No. 333-00311) and related prospectus pertaining to the Parkway Properties, Inc. 1994 Stock Option Plan, 1991 Incentive Plan and 1991 Directors Stock Option Plan, and the Registration Statement (Form S-8 No. 333-100565) pertaining to the Parkway Properties, Inc. 2001 Directors Stock Option Plan of our reports dated October 29, 2003 on the statements of rental revenue and direct operating expenses included in Parkway Properties, Inc.'s Current Report of Forms 8-K dated October 29, 2003.

                                                                                                Ernst & Young, LLP

Jackson, Mississippi

October 29, 2003